EXHIBIT 99.1

Curtiss-Wright Reports First Quarter 2012 Diluted Earnings Per Share of $0.87 or $0.48 Excluding Gain on Divestiture, Beating Previously Issued Guidance

On a Continuing Operations Basis, Net Sales Increased 11%; Operating Income 9% Lower; Net Earnings 14% Lower; Diluted EPS of $0.42; Company Updates Full Year 2012 Guidance

PARSIPPANY, N.J., May 1, 2012 (GLOBE NEWSWIRE) -- Curtiss-Wright Corporation (NYSE:CW) today reports financial results for the first quarter ended March 31, 2012. On March 30, 2012, Curtiss-Wright completed the sale of its heat treating business and recorded an after-tax gain on the sale of $18.4 million, or $0.39 per diluted share. All results presented below, unless stated otherwise, reflect results from continuing operations and exclude the impact of the heat treating business from our first quarter 2012 and prior year results:

First Quarter 2012 Results	Continuing Operations	Plus: Discontinued Operations (Divestiture)	Subtotal	Plus: Discontinued Operations (Gain on sale)	Total
Total Sales	$501.7 million	$10.8 million	$512.4 million	NA	$512.4 million
Operating Income	$35.6 million	$4.9 million	$40.5 million	$29.6 million	$70.1 million
Net Earnings	$19.8 million	$3.1 million	$22.9 million	$18.4 million	$41.3 million
Diluted Earnings per Share	$0.42	$0.06	$0.48	$0.39	$0.87
Company Guidance (as of February 14, 2012)			$0.40 – 0.44

First Quarter 2012 Highlights from Continuing Operations

  Net sales increased 11% to $502 million from $453 million in 2011;
  Operating income decreased 9% to $36 million from $39 million in 2011;
  Net earnings decreased 14% to $20 million, or $0.42 per diluted share, from $23 million, or $0.49 per diluted share, in 2011; and
  New orders were $515 million, up 7% from 2011, due to solid demand for valves from the naval defense market and solid demand in the commercial aerospace market due to production rate increases by Boeing and Airbus.  At March 31, 2012, backlog was approximately $1.7 billion, essentially flat compared to December 31, 2011.

"Overall, our first quarter 2012 results exceeded our initial expectations, as we generated diluted earnings per share of $0.48, including $0.06 of discontinued operations from our heat treating business, while excluding the gain on the sale," said Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation. "We produced solid sales growth of 11%, led by strong performances in our Metal Treatment and Flow Control segments.

"We expected that our first quarter results would be impacted by numerous issues, including restructuring activities, start-up costs and product development investments within our Motion Control segment, higher start-up costs in our oil and gas business within our Flow Control segment, as well as higher interest and pension costs compared to last year's results.  Despite these anticipated issues, some of which are essentially one-time in nature, we continue to reposition Curtiss-Wright for improved profitability in the latter half of 2012 and beyond.

"We also are considering actions in our Metal Treatment segment to shut-down certain less profitable operations in 2012. This would lead to operating margin expansion in 2013 upon completion of these restructuring actions.

"Furthermore, as an established leader in our niche markets, we strive to maintain a well-balanced and diversified portfolio of products and services that generates consistent growth in sales and profitability, which is aided by our continued focus on lowering our cost base through operational improvements.  We concluded the first quarter with solid 17% sales growth in our commercial markets, led by strong performances in our commercial aerospace and oil and gas markets.  In addition, our defense markets grew 1% over the prior year, led by solid growth in naval defense, which offset lower sales in our ground and aerospace defense markets.  Overall, the strength of our business model positions us well heading into the future."

Operating Results from Continuing Operations

Sales

Sales of $502 million in the first quarter of 2012 increased $49 million, or 11%, compared to the prior year period.  Acquisitions accounted for approximately $37 million, or 8%, of the sales growth. Sales grew in all three of our segments, with gains of 29% in Metal Treatment, 12% in Flow Control and 3% in Motion Control. Foreign currency translation had a minimal impact on our first quarter results.

First quarter sales to our commercial markets were up 17% compared to the prior year period, primarily driven by a strong 43% gain in our commercial aerospace market, 18% of which was organic.  Within our energy markets, we experienced a solid 15% increase in oil and gas due to continued demand for super vessels and refinery-related Maintenance, Repair and Overhaul (MRO) products from international customers, partially offset by the ongoing delays in capital spending on large, international projects.  Sales to our power generation market grew 9%, principally led by Westinghouse AP1000 sales related to new reactor construction in the U.S. Elsewhere, defense sales grew 1% in the first quarter of 2012, as a solid 7% increase in naval defense was offset by an 11% reduction in ground defense and a 3% decline in aerospace defense.

Operating Income

Operating income decreased 9% to $36 million, as anticipated, in the first quarter of 2012, down $4 million compared to the prior year period. This lower operating income was primarily driven by a 21% decrease in Motion Control, due to the impact of planned restructuring and consolidation activities, start-up costs and strategic investments. In addition, we also experienced a decline of approximately 1% in Flow Control, primarily due to higher long-term compensation costs and start-up costs associated with our super vessel business, compared to the prior year period.  Those decreases were partially offset by a strong 30% increase in our Metal Treatment segment, due to higher demand across nearly all major service offerings and markets. Acquisitions and foreign currency translation had a minimal impact on current quarter results.

Overall operating margin in the quarter was 7.1%, a decrease of 160 basis points from the prior year period. Segment operating margin for the first quarter of 2012 was 8.2%, down 120 basis points compared to 2011, primarily due to the above mentioned impacts to operating income, and includes margin dilution of 30 basis points from our recently completed acquisitions.

Non-segment operating costs increased $2 million in the first quarter of 2012 as compared with the prior year period, mainly due to higher pension costs, as well as foreign exchange gains in the prior year that did not recur in the current period, which were somewhat offset by lower legal costs compared to the first quarter of 2011.

Net Earnings

First quarter net earnings decreased 14% from the comparable prior year period, reflecting lower operating income and higher interest expense. The higher interest expense is a result of our December 2011 private placement debt offering which increased our borrowing rates and debt levels compared to the prior year period. Our effective tax rate for the current quarter was 32.0%, slightly below the 32.7% tax rate from the prior year period.

Free Cash Flow

Free cash flow was ($25 million) for the first quarter of 2012, compared to ($63 million) in the prior year period, or a $38 million improvement. Net cash from operating activities improved by $38 million from the prior year period, mainly due to improved collections, timing of vendor payments and pension contributions, and the receipt of advanced payments on several long-term projects. Capital expenditures during the first quarter of 2012 were $19 million, consistent with the prior year period.

Other Items – Discontinued Operations

On March 30, 2012, Curtiss-Wright completed the sale of its heat treating business to Bodycote plc and recorded an after-tax book gain on the sale in the first quarter of $18.4 million, or approximately $0.39 per diluted share.  This business also provided approximately $3.1 million in net income, or approximately $0.06 per diluted share, to our first quarter 2012 results, which included $0.01 per diluted share from a one-time favorable insurance settlement.  This transaction is expected to net Curtiss-Wright approximately $40 million in incremental cash in 2012. We elected to divest this business as it was deemed to be non-core and did not fit with our strategic direction to move towards more higher-end engineered services.  Furthermore, the business was capital intensive and very cyclical in nature, and its operating costs are highly sensitive to natural gas prices, which are currently near historic lows but are expected to rise as world economies improve. Moving forward, these operations, which previously had been reported under the Company's Metal Treatment segment, will be reflected as discontinued operations and have been removed from our financial guidance.

Segment Performance

Flow Control – Sales for the first quarter of 2012 were $267 million, an increase of $28 million, or 12%, over the comparable prior year period, led by solid increases in our oil and gas, naval defense and power generation markets.  Within the oil and gas market, super vessel sales drove the increase year over year as this is the first full year of production. In addition, this segment had higher sales in the power generation market for its AP1000 reactor projects in the U.S., offsetting lower demand for aftermarket products for existing operating reactors as compared to a stronger than normal prior year period.  We also experienced solid sales in the naval defense market, which grew 12% compared to the prior year period, primarily due to higher sales on the Virginia class submarine program based on timing on long-term contracts, as well as higher production on the CVN-79 Ford class aircraft carrier and Advanced Arresting Gear programs. Our 2011 acquisitions of Anatec and LMT, and Douglas Equipment Ltd, contributed approximately $16 million in sales in the current quarter.

Operating income in the first quarter of 2012 was $19 million, a decrease of approximately 1% from the comparable prior year period, while operating margin declined 90 basis points to 6.9% and included 40 basis points of margin dilution from our recently completed acquisitions.  The decrease in operating income was primarily due to higher long-term compensation costs compared to the prior year period, as well as start-up costs and the expected initial lower margins associated with our super vessel business. These decreases were partially offset by a favorable performance on long-term contracts related to the Virginia Class submarine program.

Motion Control – Sales for the first quarter of 2012 were $165 million, an increase of $5 million, or 3%, over the comparable prior year period. We experienced solid sales growth of 26% in our commercial markets, which was partially offset by a 10% reduction in sales to our defense markets. Growth in our commercial markets was largely driven by a strong 38% increase in sales in the commercial aerospace market due to increases on all Boeing aircraft, as well as healthy demand for sensor and control products serving the regional jet and commercial helicopter markets.  Meanwhile, we experienced lower growth within the defense markets, primarily due to timing of contracts across various military platforms that led to lower aerospace and ground defense sales compared to the prior year period. The decrease in aerospace defense was primarily driven by lower sales on the Global Hawk program as the development phase for this program is winding down, lower Apache helicopter sales, and the expected decrease in sales related to previous program cancellations. Meanwhile, the decrease in ground defense was largely driven by lower comparable sales on several large ground defense platforms.  These decreases were partially offset by higher sales of both turret drive systems and ammunition handling systems to international customers and solid demand on the F-35 Joint Strike Fighter program. Additionally, our 2011 acquisitions contributed approximately $10 million in sales in the current quarter.

Operating income for the first quarter of 2012 was $13 million, a 21% reduction compared to the prior year period, while current quarter operating margin decreased 240 basis points to 7.8%. Current quarter operating income and margin were negatively impacted by approximately $3 million in planned restructuring activities in the current quarter, along with unfavorable sales volume and mix on certain defense programs, start-up costs and product development and qualification investments.  The cost savings generated by our restructuring activities are expected to result in improved profitability in the second half of the year.

Metal Treatment – Sales for the first quarter of 2012 were $70 million, an increase of $16 million, or 29%, compared to the prior year period. Our 2011 acquisitions of BASF Surface Technologies and IMR Test Labs contributed nearly $12 million in sales in the current quarter. The increase was driven by continued improvements in global economic conditions and higher demand across all major service offerings and markets, most notably for coatings and shot peening services to commercial markets.  Within our markets, we experienced strong growth in the commercial aerospace and general industrial markets, which grew 26% and 20%, respectively.  We also experienced solid sales of coatings in our aerospace defense market.

Operating income in the first quarter of 2012 was $10 million, an increase of approximately $2 million, or 30%, compared to the prior year period. Operating margin was 14.1%, up 10 basis points compared to the prior year period, or 16.1% organically, excluding the dilution from acquisitions and impact of foreign currency translation. The solid improvement in operating income and margin were primarily driven by higher sales volumes resulting in favorable absorption of fixed overhead costs.

Full Year 2012 Guidance

The Company is updating its full year 2012 financial guidance as follows:

	Prior Guidance	New Guidance (Continuing Ops)	New Growth %
Total Sales	$2.20 - $2.24 billion	$2.19 - $2.23 billion	9-11%
Operating Income from Continuing Operations	$218 - $226 million	$213 - $221 million	10-14%
Interest Expense, net	$33 - $34 million	$31 - $32 million
Effective Tax Rate	32.0%	32.0%
Diluted Earnings per Share	$3.02 - $3.12	NA	NA
Diluted Earnings per Share from Continuing Operations	NA	$2.58 - $2.68	8-12%*
Diluted Shares Outstanding	47.5 million	47.8 million	NA
Free Cash Flow**	$90 - $100 million	$80 - $90 million	NA

*Diluted Earnings per Share growth calculation excludes the Metal Treatment segment's potential restructuring charge of $0.17 from our 2012 results, as well as the prior year non-recurring R&D tax credit of $4 million, or $0.09 from our 2011 results.

**Free cash flow is defined as cash flow from operations less capital expenditures and includes estimated payments of approximately $45 million to the Curtiss-Wright Pension Plan and $32 million in interest in 2012.  The change in guidance from continuing operations is due to the removal of the heat treating business' operations from our 2012 projections.

Net cash from the sale of the heat treating business is expected to result in approximately $40 million of incremental cash in 2012.

Note: A more detailed breakdown of our 2012 guidance by segment and by market can be found on the attached accompanying schedules.

Full Year 2012 Diluted EPS Guidance Reconciliation

The Company is updating its full year 2012 diluted EPS guidance as follows:

	Full Year 2012 Guidance
Previous Full Year Guidance (as of Feb. 14, 2012)	$2.95	--	$3.05
Add: Gain on Divestiture (Heat Treating)[1]	0.38	--	0.38
Less: Discontinued Ops (Heat Treating for Q2 - Q4)	(0.14)	--	(0.14)
Less: Metal Treatment Potential Restructuring[2]	(0.17)	--	(0.17)
Updated Guidance (as of April 2, 2012)	$3.02	--	$3.12

	Full Year 2012 Guidance
EPS (As Reported)	$3.02	--	$3.12
Less: Discontinued Ops (Heat Treating for Q1)	(0.06)	--	(0.06)
Less: Discontinued Ops - Gain on Divestiture (Heat Treating)[1]	(0.38)	--	(0.38)
Subtotal - Discontinuing Operations	(0.44)	--	(0.44)
EPS from Continuing Operations	$2.58	--	$2.68

[1]Gain on sale expected to have slightly lower EPS impact on full year results as compared to the first quarter actual reported amounts due to expected higher diluted share count for the full year.
[2]Management is currently evaluating various restructuring initiatives within the Metal Treatment segment which are currently estimated to negatively impact diluted EPS by $0.17; the actual impact will be determined based upon the completion of the final evaluation.

Full Year 2012 Metal Treatment Segment Guidance Reconciliation

The Company is updating its full year 2012 Metal Treatment segment guidance as follows:

	2012 Guidance (as of Feb. 14)	Less: Full Year Heat Treating Results (Divestiture)	Less: Potential Restructuring	2012 Guidance (as of May 1)
Total Sales	$310 - 320 million	($40 million)		$270 - 280 million
Operating Income	$51 - 53 million	($13 million)	($12 million)	$26 - 28 million
Operating Margin (%)	16.5 - 16.6%	(2.3%)	(4.3%)	9.8 - 10.0%

Pro-forma adjustment excluding potential restructuring from current year results:

	2012 Guidance (as of May 1)	Pro Forma 2012 ex. Potential Restructuring	2011 FY Cont. Ops.	% Growth
Total Sales	$270 - 280 million	$270 - 280 million	$247 million	9 - 13%
Operating Income	$26 - 28 million	$38 - 40 million	$33 million	16 - 22%
Operating Margin (%)	9.8 - 10.0%	14.1 - 14.3%	13.2%	90 - 110 bps

Mr. Benante concluded, "Looking ahead, we are pleased that our first quarter results exceeded our guidance and expect that the positive momentum exhibited by most of our businesses and markets, coupled with our actions to improve profitability, should provide solid organic growth for Curtiss-Wright in 2012.  We expect strong sales growth of 13-15% in our commercial markets, led by nearly 20% growth in each of our commercial aerospace and nuclear power generation markets.  In our defense markets, we remain cautiously optimistic based on our stable position as a key supplier on critical defense platforms, and continue to expect that our sales growth in defense will outpace the DoD budget.  In particular, we have a solid presence on platforms and programs supporting Intelligence, Surveillance and Reconnaissance ("ISR"), electronic warfare and communications' applications, all of which are expected to receive increased funding in the defense budget in the future.

"Finally, our backlog and capitalization remain strong, and we look forward to delivering solid results again this year.  We will continue to demonstrate our ability to produce long-term organic growth and to strategically invest in both our technologies and acquisitions in order to enhance the strength of our portfolio of highly engineered products and services and our market diversification. We have taken some actions this year to further strengthen our Company by divesting a non-core business and are further evaluating a significant restructuring in our Metal Treatment segment going forward. I am optimistic that 2012 will be another strong year for Curtiss-Wright, with the expectation of double-digit growth in sales, operating income and earnings per share after excluding the non-recurring R&D tax credit from our 2011 results and the Metal Treatment segment's potential restructuring charge from our 2012 results. We expect to achieve this growth based upon our solid backlog, continued strength in our commercial markets, key positions on long-term defense programs, solid demand for our advanced technologies, and operational improvements.

"Curtiss-Wright remains committed to a disciplined capital deployment strategy that consists of reinvesting in our business and growing through acquisitions, combined with our continued commitment to increasing shareholder value through solid earnings per share growth, dividends and share repurchases.  Overall, we look forward to delivering another year of solid results with strong profitability in 2012."

Conference Call Information

The Company will host a conference call to discuss the first quarter 2012 results and guidance at 10:00 a.m. EDT on Wednesday, May 2, 2012. A live webcast of the call and the accompanying financial presentation will be made available on the internet by visiting the Investor Relations section of the Company's website at www.curtisswright.com.

(Tables to Follow)

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In thousands, except per share data)

	Three Months Ended March 31,		Change
	2012	2011	$	%

Net sales	$ 501,661	$ 452,931	$ 48,730	10.8%
Cost of sales	342,387	307,028	35,359	11.5%
Gross profit	159,274	145,903	13,371	9.2%

Research and development expenses	15,347	13,597	1,750	12.9%
Selling expenses	32,481	29,223	3,258	11.1%
General and administrative expenses	75,887	63,892	11,995	18.8%

Operating income	35,559	39,191	(3,632)	(9.3%)

Interest expense	(6,482)	(5,121)	(1,361)	(26.6%)
Other income, net	102	52	50	96.2%

Earnings from continuing operations before income taxes	29,179	34,122	(4,943)	(14.5%)
Provision for income taxes	9,337	11,155	(1,818)	(16.3%)
Earnings from continuing operations	19,842	22,967	(3,125)	(13.6%)

Discontinued operations, net of taxes:
Earnings from discontinued operations	3,059	1,549	1,510	NM
Gain on divestiture	18,411	0	18,411	NM
Earnings from discontinued operations	21,470	1,549	19,921	NM

Net earnings	$ 41,312	$ 24,516	$ 16,796	68.5%

Basic earnings per share
Earnings from continuing operations	$ 0.42	$ 0.50
Earnings from discontinued operations	0.46	0.03
Total	$ 0.88	$ 0.53

Diluted earnings per share
Earnings from continuing operations	$ 0.42	$ 0.49
Earnings from discontinued operations	0.45	0.03
Total	$ 0.87	$ 0.52

Dividends per share	$ 0.08	$ 0.08

Weighted average shares outstanding:
Basic	46,687	46,195
Diluted	47,571	46,974

NM-not meaningful

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except par value)

	March 31, 2012	December 31, 2011	Change %
Assets
Current assets:
Cash and cash equivalents	$ 231,064	$ 194,387	18.9%
Receivables, net	581,991	550,918	5.6%
Inventories, net	342,741	320,050	7.1%
Deferred tax assets, net	53,877	54,275	(0.7%)
Other current assets	39,738	40,722	(2.4%)
Assets of discontinued operations	--	6,782	NM
Total current assets	1,249,411	1,167,134	7.0%
Property, plant, and equipment, net	440,545	434,080	1.5%
Goodwill	763,960	755,793	1.1%
Other intangible assets, net	257,844	261,029	(1.2%)
Deferred tax assets, net	12,615	12,137	3.9%
Other assets	9,350	9,121	2.5%
Assets of discontinued operations	--	13,543	NM
Total assets	$ 2,733,725	$ 2,652,837	3.0%

Liabilities
Current liabilities:
Current portion of long-term and short term debt	$ 2,466	$ 2,502	(1.4%)
Accounts payable	132,813	149,574	(11.2%)
Dividends payable	3,757	--	100.0%
Accrued expenses	104,673	104,158	0.5%
Income taxes payable	4,710	4,161	13.2%
Deferred revenue	217,804	200,268	8.8%
Other current liabilities	41,942	42,976	(2.4%)
Liabilities of discontinued operations	13,042	1,745	NM
Total current liabilities	521,207	505,384	3.1%
Long-term debt	571,186	583,928	(2.2%)
Deferred tax liabilities, net	25,575	24,980	2.4%
Accrued pension and other postretirement benefit costs	233,397	232,794	0.3%
Long-term portion of environmental reserves	19,978	19,067	4.8%
Other liabilities	62,850	57,645	9.0%
Total liabilities	1,434,193	1,423,798	0.7%

Stockholders' equity
Common stock, $1 par value	49,021	48,879	0.3%
Additional paid in capital	144,902	143,192	1.2%
Retained earnings	1,225,544	1,187,989	3.2%
Accumulated other comprehensive loss	(43,908)	(65,131)	32.6%
	1,375,559	1,314,929	4.6%
Less: cost of treasury stock	76,027	85,890	(11.5%)
Total stockholders' equity	1,299,532	1,229,039	5.7%

Total liabilities and stockholders' equity	$ 2,733,725	$ 2,652,837	3.0%

NM-not meaningful

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
(In thousands)

	Three Months Ended March 31,
	2012	2011	Change %
Sales:
Flow Control	$ 266,791	$ 239,140	11.6%
Motion Control	165,086	159,780	3.3%
Metal Treatment	69,784	54,011	29.2%

Total sales	$ 501,661	$ 452,931	10.8%

Operating income:
Flow Control	$ 18,527	$ 18,632	(0.6%)
Motion Control	12,929	16,286	(20.6%)
Metal Treatment	9,856	7,565	30.3%

Total segments	$ 41,312	$ 42,483	(2.8%)
Corporate and other	(5,753)	(3,292)	(74.8%)

Total operating income	$ 35,559	$ 39,191	(9.3%)

Operating margins:
Flow Control	6.9%	7.8%
Motion Control	7.8%	10.2%
Metal Treatment	14.1%	14.0%
Total Curtiss-Wright	7.1%	8.7%

Segment margins	8.2%	9.4%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended March 31,
	2012	2011

Net cash used for operating activities	$ (6,575)	$ (44,467)
Capital expenditures	(18,696)	(18,885)
Free cash flow (1)	$ (25,271)	$ (63,352)

Cash conversion (1)	(61%)	(258%)

(1) The Corporation discloses free cash flow and cash conversion because the Corporation believes they are measurements of cash flow available for investing and financing activities. Free cash flow is defined as net cash flow provided by continuing operating activities less capital expenditures of continuing operating activities. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures, and working capital requirements, but before repaying outstanding debt and investing cash or utilizing debt credit lines to acquire businesses and make other strategic investments. Cash conversion is defined as free cash flow divided by net earnings. Free cash flow, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.

CURTISS-WRIGHT CORPORATION
2012 Earnings Guidance from Continuing Operations - As of May 1, 2012(1)
(In millions, except per share data)

	2011 Pro	2012 Guidance
	Forma	Low	High	Change %

Sales:
Flow Control	$ 1,061	$ 1,170	$ 1,180	10-11%
Motion Control	710	750	770	6-8%
Metal Treatment	247	270	280	9-13%
Total sales	$ 2,018	$ 2,190	$ 2,230	9-11%

Operating income:
Flow Control	$ 103	$ 119	$ 122	15-18%
Motion Control	81	100	103	23-27%
Metal Treatment	33	26	28	(15-20%)
Total segments	$ 217	$ 245	$ 253	13-16%
Corporate and other	(23)	(32)	(32)
Total operating income	$ 194	$ 213	$ 221	10-14%

Operating margins:
Flow Control	9.7%	10.2%	10.3%
Motion Control	11.4%	13.3%	13.4%
Metal Treatment	13.3%	9.8%	10.0%
Total operating margin	9.6%	9.7%	9.9%

Interest expense, net	$ (20)	$ (31)	$ (32)
Earnings before income taxes	174	181	188
Provision for income taxes	(50)	(58)	(60)
Net earnings	$ 124	$ 123	$ 128	0-4%

Diluted earnings per share from Continuing Operations	$ 2.63	$ 2.58	$ 2.68	~flat
Diluted shares outstanding	47.0	47.8	47.8

Less: Metal Treatment Potential Restructuring(2)		$ (0.17)	$ (0.17)
Less: R&D Tax Credit	$ (0.09)
Adjusted diluted earnings per share(3)	$ 2.54	$ 2.75	$ 2.85	8-12%

Effective tax rate	29.0%	32.0%	32.0%

(1) On March 30, 2012, Curtiss-Wright completed the sale of its heat treating business. These operations, which previously had been reported under the Company's Metal Treatment segment, will be reflected as discontinued operations and have been removed from our 2011 actual results and 2012 financial guidance.
(2) Management is currently evaluating various restructuring initiatives within the Metal Treatment segment which are currently estimated to negatively impact diluted EPS by $0.17; the actual impact will be determined based upon the completion of the final evaluation.
(3) Adjusted diluted earnings per share growth calculation excludes the Metal Treatment segment's potential restructuring charge of $0.17 from our 2012 results, as well as the prior year non-recurring R&D tax credit of $4 million, or $0.09 from our 2011 results.

Note: Full year amounts may not add due to rounding
CURTISS-WRIGHT CORPORATION
2012 Earnings Guidance from Continuing Operations - As of May 1, 2012(1)
(In millions)

	2011 Pro	2012 Guidance % Change
	Forma	Low	High
Defense Markets
Aerospace	$ 305	2%	4%
Ground	120	(2%)	(4%)
Navy	363	3%	5%
Other Defense	32	24%	26%
Total Defense	$ 820	3%	5%

Commercial Markets
Commercial Aerospace	$ 306	18%	20%
Oil and Gas	245	6%	8%
Power Generation	384	18%	20%
General Industrial/Auto	263	5%	7%
Total Commercial	$ 1,198	13%	15%

Total Curtiss-Wright	$ 2,018	9%	11%

(1) On March 30, 2012, Curtiss-Wright completed the sale of its heat treating business. These operations, which previously had been reported under the Company's Metal Treatment segment, will be reflected as discontinued operations and have been removed from our 2011 actual results and 2012 financial guidance.
Note: Full year amounts may not add due to rounding

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
($ in millions)

	Three Months Ended March 31,
	Flow Control			Motion Control			Metal Treatment			Corporate & Other			Total Curtiss - Wright
	2012	2011	Chg	2012	2011	Chg	2012	2011	Chg	2012	2011	Chg	2012	2011	Chg
Sales
Organic	$ 251.7	$ 236.8	6%	$ 155.7	$ 159.8	(3%)	$ 58.9	$ 54.0	9%	$ --	$ --		$ 466.3	$ 450.6	3%
Incremental (1)	15.6 (2)	2.4 (4)		9.8 (2)	--		11.5 (2)	--		--	--		36.9 (2)	2.4 (4)
Foreign Currency Fav (Unfav) (3)	(0.4)	--		(0.3)	--		(0.7)	--		--	--		(1.4)	--
Total	$ 266.8	$ 239.1	12%	$ 165.1	$ 159.8	3%	$ 69.8	$ 54.0	29%	$ --	$ --		$ 501.7	$ 452.9	11%

Operating Income
Organic	$ 18.4	$ 19.1	(3%)	$ 12.0	$ 16.3	(26%)	$ 9.5	$ 7.6	25%	$ (5.8)	$ (3.3)	(75%)	$ 34.1	$ 39.6	(14%)
OI Margin %	7.3%	8.1%	-80bps	7.7%	10.2%	-250bps	16.1%	14.0%	210bps				7.3%	8.8%	-150bps
Incremental (1)	0.1 (2)	(0.4) (4)		0.5 (2)	--		0.6 (2)	--		--	--		1.2 (2)	(0.4) (4)
Foreign Currency Fav (Unfav) (3)	(0.0)	--		0.5	--		(0.2)	--		--	--		0.3	--
Total	$ 18.5	$ 18.6	(1%)	$ 12.9	$ 16.3	(21%)	$ 9.9	$ 7.6	30%	$ (5.8)	$ (3.3)	(75%)	$ 35.6	$ 39.2	(9%)
OI Margin %	6.9%	7.8%	-90bps	7.8%	10.2%	-240bps	14.1%	14.0%	10bps				7.1%	8.7%	-160bps

(1) The term incremental is used to highlight the impact acquisitions had on the current year results, for which there was no comparable prior year data. Therefore, the results of operations for acquisitions are incremental for the first twelve months from the date of acquisition and are removed from our organic results. Additionally, the results of operations for divested businesses are removed from the comparable prior year period for purposes of calculating organic results. The remaining businesses are referred to as organic.
(2) Our organic growth calculations do not include the operating results for our December 2, 2011 acquisition of Anatec International, Inc. and Lambert, MacGill, Thomas, Inc., October 11, 2011 acquisition of South Bend Controls, July 28, 2011 acquisition of ACRA Control, Limited (ACRA), July 22, 2011 acquisition of IMR Test Labs, April 6, 2011 acquisition of Douglas, April 8, 2011 acquisition of BASF.
(3) Organic results exclude the effects of current period foreign currency translation.
(4) We sold our legacy distribution business on July 29, 2011. The first quarter 2011 results of operations for this business have been removed from the comparable prior year period for purposes of calculating organic results.

Note: Amounts may not add due to rounding

About Curtiss-Wright Corporation

Curtiss-Wright Corporation is an innovative engineering company that provides highly engineered, critical function products, systems and services in the areas of flow control, motion control and metal treatment to the defense, energy and commercial/industrial markets. The legacy company of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of design and manufacturing innovation along with long-standing customer relationships. The company employs approximately 8,600 people worldwide. For more information, visit www.curtisswright.com.

The Curtiss-Wright Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7709

Certain statements made in this release, including statements about future revenue, financial performance guidance, quarterly and annual revenue, net income, operating income growth, future business opportunities, cost saving initiatives, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies.  Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information are available at www.curtisswright.com.

CONTACT: Jim Ryan
         (973) 541-3766
         Jim.Ryan@curtisswright.com